Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

October 5, 2021

Citizens Financial Group, Inc.

One Citizens Plaza,

Providence, RI 02903.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Citizens Financial Group, Inc., a Delaware corporation (“Citizens”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Citizens and Investors Bancorp, Inc., a Delaware corporation (“Investors”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of Investors common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sullivan & Cromwell LLP